Exhibit 99.1

COLONY FINANCIAL ANNOUNCES

THIRD QUARTER 2014 FINANCIAL RESULTS

Los Angeles, CA, November 4, 2014 – Colony Financial, Inc. (NYSE: CLNY) (the “Company”) today announced financial results for the third quarter ended September 30, 2014 and declared an increased dividend of $0.37 per share of common stock for the fourth quarter of 2014.

Third Quarter 2014 Highlights

•	Core Earnings, a non-GAAP financial measure, of $42.8 million, or $0.41 per basic share ($0.38 per diluted share) and net income attributable to common stockholders of $32.0 million, or $0.30 per basic and diluted share

•	During the quarter, the Company invested and agreed to invest approximately $453 million composed of: (i) $181 million in ten loan originations; (ii) $175 million in three loan acquisitions; and (iii) $97 million in two real estate equity investments

•	Raised net proceeds of $382 million through the sale of 17,250,000 shares of common stock

•	Declared and paid a third quarter dividend of $0.36 per share of common stock, consistent with the second quarter of 2014

•	Subsequent to quarter end, two press releases were disseminated:

•	The Company and the parent of its manager, Colony Capital, LLC, announced a non-binding agreement in principle for the potential contribution to the Company of substantially all of Colony Capital’s real estate and investment management businesses and operations; and

•	Colony American Homes announced it has completed the internalization of its external manager

•	Also subsequent to quarter end, the Company (i) invested and agreed to invest approximately $556 million in 12 loan originations; and (ii) completed a securitized financing transaction raising $217 million of gross proceeds with a fixed rate of 2.54%

Third Quarter Operating Results

For the third quarter of 2014, the Company reported total income of $77.3 million and net income attributable to common stockholders of $32.0 million, or $0.30 per basic share and diluted share. Colony Financial’s Core Earnings were $42.8 million, or $0.41 per basic share and $0.38 per diluted share.

“Colony Financial posted another strong performance in the third quarter of 2014 and more importantly, 2015 is setting up to potentially be a transformative year for the Company,” said Richard Saltzman, Colony Financial’s President and Chief Executive Officer. “As separately disclosed today, we continue to make good progress towards a prospective transaction that would integrate substantially all of Colony Capital’s resources within Colony Financial, a combination that would advance our business plan in a more powerful and greatly enhanced way. In addition, Colony American Homes has recently internalized its external manager and remains on track to implement its strategic plan during the first half of 2015. All of this against the backdrop of record investment pipeline and deployment activity for Colony Financial in both the U.S. and Europe.”

Third Quarter Activity

•	The Company acquired a portfolio composed of primarily performing first mortgages with an aggregate unpaid principal balance (“UPB”) of $98 million from a commercial bank. The portfolio is composed of 110 first mortgage loans with a weighted average coupon of 6% and is 93% collateralized by multifamily properties. The collateral is geographically diversified across 33 states with the largest concentrations in Texas and California. The aggregate purchase price for the portfolio was approximately $94 million. This portfolio and a loan portfolio acquired in the prior quarter from Fannie Mae were financed on a matched term, non-recourse basis subsequent to quarter end through a securitized financing.

•	The Company entered into a joint venture with an investment fund managed by an affiliate of the Company’s manager (“Co-Investment Fund”) to acquire a portfolio of 25 commercial real estate assets from a British bank. The acquisition price was £94 million. The portfolio is composed of office, industrial, retail and hospitality properties throughout the United Kingdom. The Company’s share of this investment is 50%, or approximately £47 million or $77 million. The purchase represents an initial in-place capitalization rate of approximately 8.2%.

•	The Company, in a joint venture with a Co-Investment Fund, acquired an approximately £80 million sub-performing loan from a German financial institution. The loan is secured by 13 commercial real estate assets which include office, industrial and retail properties throughout the United Kingdom. The loan bears interest at one-month LIBOR plus 0.85% and additional default interest of 1%. The purchase price for the loan was £56 million, representing approximately 70% of UPB. The Company’s share of this investment is 50%, or approximately £28 million or $48 million.

•	The Company originated four first mortgage loans with an aggregate UPB of approximately $36 million within the Company’s Transitional CRE Lending Platform. The loans bear interest, on a weighted average basis, at one-month LIBOR plus 5.6%, and have initial terms of three years. The loans feature two 12-month extension options subject to payment of extension fees and satisfaction of certain performance metrics. The underlying collateral includes office, industrial and multifamily properties.

•	The Company entered into a joint venture with a Co-Investment Fund and an unaffiliated investor to form a platform to provide land financing to homebuilders in select markets in the western United States. The total funding commitment of the platform as initially contemplated is $100 million. The platform will fund each land investment opportunity with approximately 80% debt and 20% equity. The debt bears interest at 10% paid current and features a 0.50% origination fee. During the third quarter, the platform closed on two deals totaling approximately $9 million in total capitalization. Our 50% share of the joint venture with the Co-Investment Fund that owns 100% of the debt and 50% of the equity is approximately $45 million of total capital committed and $4 million of initial funding.

•	The Company invested in a joint venture with a Co-Investment Fund to originate a €53 million loan which is secured by an equity pledge on a portfolio of 12 upscale and luxury hotels located in Courchevel and Saint-Tropez, France (representing an approximate 20% loan-to-value on the entire security package) and including first mortgages on the two most valuable properties, which represent an approximate mortgage loan-to-value of 50%. The loan bears an interest rate of 9%, of which 3% is paid-in-kind, plus a 2% origination fee. The initial term of the loan is three years and includes up to two years of extension periods. The Company’s share of this investment is 50%, or approximately €26 million or $35 million.

•

The Company invested in a joint venture with a Co-Investment Fund to acquire a nonperforming loan with an aggregate UPB of approximately $171 million secured by a 19 parcel, 444 acre development site located in Orlando, Florida. The site is entitled for 1.7 million square feet of various uses, including hotel, residential and retail development. The purchase price for the loan was $63.5 million, representing approximately 37% of the outstanding principal balance. The Company’s share of the investment is 50%, or approximately $32 million.

•	The Company invested in a joint venture with a Co-Investment Fund to originate a €40 million loan secured by an equity pledge in a real estate company that owns a luxury resort in the Mediterranean. The loan bears an annual interest rate of 11% and represents an approximate loan-to-value of 60%. The term of the loan is six years. We and the Co-Investment Fund will also participate in profits from hotel operations and private villa sales. The Company’s share of this investment, including capitalized origination costs, is 50%, or approximately €20 million or $27 million.

•	The Company, in a joint venture with certain Co-Investment Funds and an unaffiliated investor, financed the acquisition of a fully entitled office development site in Dublin, Ireland from a company placed in receivership by a bank. The total initial capitalization of the investment is approximately €45 million, including a €35 million first mortgage loan funded by the joint venture and €10 million of subordinated capital funded by unaffiliated strategic partners. The proceeds from the initial capitalization will be used to finance the acquisition of the development site and various pre-development work. The development phase for the new structure is expected to be funded through a pre-sale arrangement with an unaffiliated institutional investor, which would involve a partial or full payoff of our loan. The first mortgage loan bears fixed interest at 17.5% per annum. We and the Co-Investment Funds will also participate in the residual development profit through a 30% equity interest in the entity owning the property, which survives loan payoff. The Company and Co-Investment Funds own 95% of the investment made by the joint venture and our 50% share as between us and the Co-Investment Funds is approximately €17 million or $23 million.

•	The Company purchased a portfolio of three properties totaling 1.1 million square feet in a sale/leaseback transaction with a new 15-year unitary lease for total consideration of approximately $16 million, which represents an initial capitalization rate of 14%. The Portfolio, located in Ohio, consists of two warehouses and a retail property.

•	The Company funded and committed to fund $15 million in two separate mezzanine loan originations that bear a weighted average coupon of 12%.

•	The Company maintained its funded investment in CAH OP (otherwise known as CAH or Colony American Homes) at $550 million. As of September 30, 2014, CAH owned approximately 18,200 homes in ten states and the overall portfolio was 83% occupied, up from 76% occupied as of June 30, 2014. As of October 31, 2014, CAH owned approximately 18,500 homes and the overall portfolio was 84% occupied. During the third quarter, CAH averaged approximately 700 renovations and over 950 new leases signed per month while acquisitions averaged approximately 330 homes per month. CAH continues to focus on Colony American Finance (“CAF”), its wholly owned subsidiary that lends to other owners of single family homes for rent. Expansion of this lending program will remain a strategic initiative and once scaled, CAF’s loan portfolio may be financed with securitizations in the future. Subsequent to quarter end, CAH announced it had completed the internalization of its external manager, closed in excess of $300 million of loans within CAF, and entered Raleigh and Charlotte, North Carolina and Nashville, Tennessee as new markets for its core business.

Activities Subsequent to Third Quarter 2014

•

The Company and Colony Capital today announced a non-binding agreement in principle with respect to certain terms for the potential contribution to the Company of substantially all of Colony Capital’s real estate and investment management businesses and operations (the “Proposed Transaction”). The Proposed Transaction contemplates that the combined company would be led by Executive Chairman, Thomas J. Barrack, Jr. and Chief Executive Officer, Richard B. Saltzman, and would employ the full management and investment team of Colony Capital. The Proposed Transaction would include the contribution of Colony Capital’s management contracts for its existing real estate and non-real estate funds and investment vehicles, other than Colony Capital’s interests in Colony American Homes, which today announced it has become a self-managed REIT (see above). Upon closing of the Proposed Transaction, the Company would have the right to conduct all future Colony-branded investment activities, including the formation of real estate and non-real estate private investment funds, and would own the Colony name and related intellectual property. Information about the Proposed Transaction is set forth in a joint press release made today by the Company and Colony Capital. The non-binding agreement in principle results from negotiations on behalf of the Company by a special committee comprised of independent and disinterested members of the Company’s board of directors and its advisors, including Morgan Stanley as its financial advisor and Wachtell, Lipton, Rosen & Katz as its legal advisor. The Proposed Transaction would also be subject to prior approval by the Company stockholders.

•	A joint venture between the Company and a Co-Investment Fund originated a $305 million senior loan and preferred equity construction facility to finance the development of a $370 million, 1,066-key full-service hotel located in Austin, Texas and managed by a world-renowned, luxury hotel operator. The facility has a five year initial term with 2 one-year extension options, a 1% origination fee, an interest rate of 7.5% and a 40% profit participation. The joint venture expects to ultimately fund its commitment over the next three years and further expects to participate a senior interest in the loan, likely to a commercial bank. Our share of this investment is 50%.

•	The Company originated six first mortgage loans and two mezzanine loans with an aggregate UPB of $205 million within its Transitional CRE Lending Platform. The loans bear interest, on a weighted average basis, at one-month LIBOR plus 6.2%, and have initial terms of one to three years. The loans feature one to three 12-month extension options subject to payment of extension fees and satisfaction of certain performance metrics. The underlying collateral includes office, retail, industrial, residential and multifamily properties.

Including these loan originations, the Company’s aggregate unsecuritized portfolio is composed of 15 first mortgage loans, representing $308 million of UPB and bearing interest, on a weighted average basis, at one-month LIBOR plus 5.3%, with initial terms of two to three years. The loans feature one to three 12-month extension options subject to payment of extension fees and satisfaction of certain performance metrics. The underlying collateral includes office, retail, industrial and multifamily properties. The Company intends to finance these loans to achieve an anticipated leveraged yield in excess of 12%.

•	A joint venture between the Company and a Co-Investment Fund originated a $95 million senior loan facility to finance the construction of a 317-key boutique four-star hotel located in Southern California. The loan has a 3-year initial term with 2 one-year extension options, a 1.0% origination fee, 0.50% extension fee and bears an interest rate of one-month LIBOR plus 9.00% with a LIBOR floor of 0.50%. The joint venture expects to ultimately fund its commitment over the next 18 months and further expects to participate a senior interest in the loan, likely to a commercial bank. Our share of this investment is 50%, or $47.5 million of the total commitment.

•	The Company originated a $77 million first mortgage acquisition loan facility primarily collateralized by a 2.5 acre land parcel in San Francisco. Of the committed amount, the Company funded $55 million, including a $5 million interest reserve and a 1% origination fee. The loan has a 2-year initial term and bears an interest rate of one-month LIBOR plus 8.0% and includes an option to participate in the future vertical construction phase.

•	The Company invested in a joint venture with a Co-Investment Fund and a minority unaffiliated investor to originate a €53 million loan to a distressed European real estate company that owns 82 properties in France and Spain consisting of office, hotel, industrial and retail properties. Overall loan-to-value is approximately 72%. The loan is secured by a share pledge in the European real estate holding company. The loan matures in 6 years and bears a 15% interest rate, of which 7% is paid current and 8% is paid-in-kind for the first 2 years, and fully paid current thereafter. The Company and Co-Investment Fund own 67% of the investment made by the joint venture and our 50% share as between us and the Co-Investment Fund is approximately €18 million or $22 million.

•	The Company transferred 298 performing first mortgage loans secured by multifamily properties with a combined $316 million UPB into a securitization trust. The majority of the loans were acquired from Fannie Mae in the second quarter of 2014 with the balance acquired in the third quarter from a commercial bank as described herein. The securitization trust sold $217 million of matched-term, non-recourse senior bonds, or 69% of UPB, at a weighted average fixed rate of 2.54%. The Company’s retained interest yields 13% before the amortization of financing costs.

Common Stock Offering

In July 2014, the Company completed a sale of 17,250,000 shares of its common stock at a net price of $22.14 per share. The net offering proceeds, after deducting underwriting discounts and commissions and offering costs payable by the Company, were approximately $382 million.

Book Value

The Company’s GAAP book value per common share was $19.27 on September 30, 2014, compared to $18.97 on June 30, 2014. As of September 30, 2014 and November 4, 2014, the Company had 109,633,841 shares of common stock outstanding.

Fair Value

If the Company accounted for all of its investment assets, liabilities and non-controlling interests at fair value, the Company’s net assets would have been approximately $2.42 billion, or $22.05 per share on September 30, 2014, compared to $1.98 billion, or $21.39 per share on June 30, 2014.

Common and Preferred Stock Dividends

On November 4, 2014, the Company’s Board of Directors declared (i) an increased dividend of $0.37 per common share for the fourth quarter of 2014, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending January 15, 2015 and (iii) a cash dividend of $0.46875 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the quarterly period ending January 15, 2015. All dividends will be paid on January 15, 2015 to respective stockholders of record on December 31, 2014.

On August 5, 2014, the Company’s Board of Directors declared (i) a dividend of $0.36 per common share for the third quarter of 2014, (ii) a cash dividend of $0.53125 per share on the Company’s 8.50% Series A Cumulative Perpetual Preferred Stock for the quarterly period ending October 15, 2014 and (iii) a cash dividend of $0.6042 per share on the Company’s 7.50% Series B Cumulative Perpetual Preferred Stock for the period from the issuance date to October 15, 2014. All dividends were paid on October 15, 2014 to respective stockholders of record on September 30, 2014.

Non-GAAP Financial Measures

Core Earnings, a non-GAAP financial measure, is used to compute incentive fees payable to the Company’s manager and the Company believes it is a useful measure for investors to better understand the Company’s recurring earnings from its core business. For these purposes, “Core Earnings” mean the net income (loss), computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) the expenses incurred in connection with the formation of the Company and the Initial Public

Offering, including the initial and additional underwriting discounts and commissions, (iii) the incentive fee, (iv) real estate depreciation and amortization, (v) any unrealized gains or losses from mark to market valuation changes (other than permanent impairment) that are included in net income, (vi) one-time events pursuant to changes in GAAP and (vii) non-cash items which in the judgment of management should not be included in Core Earnings. For clauses (vi) and (vii), such exclusions shall only be applied after discussions between the manager and the Independent Directors and approval by a majority of the Independent Directors.

Fair Value, a non-GAAP financial measure, is calculated by adjusting the Company’s GAAP equity, or book value, by marking-to-market all assets, liabilities and non-controlling interests. The Company believes this is a useful measure for investors to better understand the market value of the Company’s net assets.

Conference Call

Colony Financial, Inc. will conduct a conference call to discuss the results on Wednesday, November 5, 2014, at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration) and use conference ID 13592694. International callers should dial (201) 689-8471 and enter the same conference ID number. For those unable to participate during the live call, a replay will be available beginning November 5, 2014 at 10:00 a.m. PT / 1:00 p.m. ET, through November 12, 2014, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (877) 870-5176 (U.S.), and use conference ID 13592694. International callers should dial (858) 384-5517 and enter the same conference ID number. The call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s website at www.colonyfinancial.com. A webcast of the call will be available for 90 days on the Company’s website.

About Colony Financial, Inc.

Colony Financial, Inc. is a real estate investment and finance company that is focused on acquiring, originating and managing a diversified portfolio of real estate-related debt and equity investments at attractive risk-adjusted returns. Our investment portfolio and target assets are primarily composed of interests in: (i) real estate and real estate-related debt, including loans acquired at a discount to par in the secondary market and new originations; and (ii) real estate equity, including single family homes held as rental investment properties. Secondary debt purchases may include performing, sub-performing or non-performing loans (including loan-to-own strategies). The Company has elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on February 27, 2014, as amended by Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on March 27, 2014, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the Securities and Exchange Commission on May 12, 2014, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the Securities and Exchange Commission on August 8, 2014, and other risks described in documents subsequently filed by the Company from time to time in the future with the Securities and Exchange Commission.

Investor Contact:

Colony Financial, Inc.

Darren Tangen

Chief Operating Officer and Chief Financial Officer

310-552-7230

or

Addo Communications, Inc.

Lasse Glassen, 310-829-5400

lasseg@addocommunications.com

(FINANCIAL TABLES FOLLOW)

COLONY FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2014 (Unaudited)	December 31, 2013
ASSETS
Cash	$297,783	$43,167
Investments in unconsolidated joint ventures	1,553,138	1,369,529
Loans held for investment, net	1,833,801	1,028,654
Real estate assets, net	133,945	112,468
Other assets	134,983	74,734

Total assets	$3,953,650	$2,628,552

LIABILITIES AND EQUITY
Liabilities:
Line of credit	$—	$138,500
Secured financing	487,258	277,607
Accrued and other liabilities	82,536	18,105
Due to affiliates	10,153	7,986
Dividends payable	46,908	32,127
Convertible senior notes	604,572	200,000

Total liabilities	1,231,427	674,325

Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock:
8.5% Series A Preferred Stock	101	101
7.5% Series B Preferred Stock	34	—
Common stock	1,096	765
Additional paid-in capital	2,510,034	1,701,274
Distributions in excess of earnings	(45,282)	(20,423)
Accumulated other comprehensive (loss) income	(14,818)	2,593

Total stockholders’ equity	2,451,165	1,684,310
Noncontrolling interests	271,058	269,917

Total equity	2,722,223	1,954,227

Total liabilities and equity	$3,953,650	$2,628,552

COLONY FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Income
Equity in income of unconsolidated joint ventures	$9,263	$25,052	$53,016	$69,846
Interest income	62,849	22,122	149,914	54,549
Rental income and tenant reimbursements	4,323	—	10,819	—
Other income	847	296	1,303	984

Total income	77,282	47,470	215,052	125,379

Expenses
Management fees	10,717	6,520	31,367	19,312
Investment and servicing expenses	1,500	720	4,129	1,870
Transaction costs	1,859	—	7,442	—
Interest expense	12,431	5,327	32,080	12,498
Property operating expenses	1,052	—	2,743	—
Depreciation and amortization	1,592	—	4,097	—
Administrative expenses	2,685	1,814	7,851	5,393

Total expenses	31,836	14,381	89,709	39,073

Realized gain on sales of loans receivable, net	—	1,018	—	1,018
Other gain (loss), net	37	(158)	1,238	(25)

Income before income taxes	45,483	33,949	126,581	87,299
Income tax (benefit) provision	(2,464)	(14)	(2,218)	580

Net income	47,947	33,963	128,799	86,719
Net income attributable to noncontrolling interests	8,993	7,514	30,466	15,212

Net income attributable to Colony Financial, Inc.	38,954	26,449	98,333	71,507
Preferred dividends	6,972	5,355	17,898	16,065

Net income attributable to common stockholders	$31,982	$21,094	$80,435	$55,442

Net income per common share:
Basic	$0.30	$0.32	$0.86	$0.86

Diluted	$0.30	$0.32	$0.85	$0.86

Weighted average number of common shares outstanding:
Basic	104,810	65,707	92,566	64,053

Diluted	121,029	74,184	103,563	64,053

COLONY FINANCIAL, INC.

CORE EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014		2013	2014		2013
GAAP net income attributable to common stockholders	$31,982		$21,094	$80,435		$55,442
Adjustments to GAAP net income attributable to common stockholders to reconcile to Core Earnings:
Noncash equity compensation expense	1,921		1,058	8,092		3,304
Incentive fee	—		—	464		—
Depreciation and amortization expense	8,906		3,482	23,474		7,836
Net unrealized loss (gain) on derivatives	—		82	(431)		(242)

Core Earnings	$42,809		$25,716	$112,034		$66,340

Basic	$0.41		$0.39	$1.20		$1.03

Diluted	$0.38	(1)	$0.38	$1.14	(1)	$1.02	(1)

Basic weighted average number of common shares outstanding	104,810		65,707	92,566		64,053

Diluted weighted average number of common shares outstanding	129,505	(1)	74,184	112,040	(1)	69,425	(1)

(1)	For the three and nine months ended September 30, 2014 and nine months ended September 30, 2013, included in the calculation of diluted Core Earnings per common share is the effect of adding back $2.6 million, $7.9 million and $5.0 million, respectively, of interest expense and 8.5 million, 8.5 million and 5.4 million weighted average dilutive common share equivalents, respectively, for the assumed conversion of the 5% Convertible Notes. The effect of the assumed conversion for the stated periods was antidilutive to net income per common share but dilutive to Core Earnings per common share.